Exhibit 99.1

Environmental Power Announces Closings of $60 Million Tax-Exempt

Bond Offering and $15 Million Private Placement of Securities

PORTSMOUTH, NH, November 9, 2006 - Environmental Power Corporation (Amex: EPG) announced today that it has closed a $60 million tax-exempt bond financing through the Gulf Coast Industrial Development Authority, as well as the previously announced $15 million private placement of shares of its Series A 9% cumulative convertible preferred stock and common stock warrants.

The bonds were issued at par and will pay a coupon of 7%. The proceeds of the bond offering will provide debt financing for four proposed renewable natural gas facilities in Texas being developed by Microgy, Inc. These facilities, when completed, will produce over 2.5 billion cubic feet annually of pipeline quality renewable gas. The proceeds of the bonds will be loaned to Microgy Holdings, LLC, a subsidiary of Environmental Power organized to own these facilities. Microgy Holdings will be responsible for repayment on the bonds, and the bonds will not be general obligations of Environmental Power. Ziegler Capital Markets Group, a national leader in arranging tax-exempt bond financings, acted as sole underwriter.

Environmental Power issued in a private placement shares of its Series A 9% cumulative convertible preferred stock, convertible into shares of Environmental Power’s common stock and warrants to purchase shares of common stock, for an aggregate purchase price of $15 million. The proceeds of the private placement will be used to provide the remaining funds required to construct the Texas facilities, and for general corporate purposes. Westminster Securities Corporation and Canaccord Adams, Inc. acted as placement agents.

“We are very pleased to have completed these transactions, as both fundings represent a further validation of our business model” said Rich Kessel, President and Chief Executive Officer of Environmental Power. He continued, “The bond financing represents a very attractive method of funding construction for our renewable gas facilities, and we believe that this can be used as a template for the financing of similar facilities in other locations across the country. With these transactions done, we can now forge ahead with construction of facilities that are expected to make significant impact on our cash flow and profit outlook. We intend to move forward aggressively to add additional projects to our portfolio of gas producing assets.”

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal wastes for its use to generate energy. For more information visit the Company’s web site at http://www.environmentalpower.com.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” “proposed,” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies; uncertainties regarding project financing, the lack of binding commitments and/or the need to negotiate and execute definitive agreements for the construction and financing of projects, the sale of project output, the supply of substrate and other requirements and for other matters; financing and cash flow requirements and uncertainties; inexperience with the development of multi-digester projects; risks relating to fluctuations in the price of commodity fuels like natural gas, and our inexperience with managing such risks; difficulties involved in developing and executing a business plan; difficulties and uncertainties regarding acquisitions; technological uncertainties; including those relating to competing products and technologies; risks relating to managing and integrating acquired businesses; unpredictable developments; including plant outages and repair requirements; the difficulty of estimating construction, development, repair and maintenance costs and timeframes; the uncertainties involved in estimating insurance and implied warranty recoveries, if any; the inability to predict the course or outcome of any negotiations with parties involved with our projects; uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses; uncertainties relating to government and regulatory policies and the legal environment; uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives; intellectual property issues; the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Rich Kessel, President and CEO of Environmental Power Corporation

(603) 431-1780

rkessel@environmentalpower.com

Public Relations Contact:

John Abrashkin, Ricochet Public Relations

(212) 679-3300 x121

jabrashkin@ricochetpr.com

Investor Relations Contact:

John Baldissera, BPC Financial Marketing

1-800-368-1217

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